Exhibit 2.3

SECOND AMENDMENT TO AGREEMENT OF SALE AND PURCHASE

This SECOND AMENDMENT TO AGREEMENT OF SALE AND PURCHASE (this “Second Amendment”) is dated as of this 17th day of December, 2013, between Liberty Property Limited Partnership, Liberty Property Development Corp., 9755 Patuxent Woods Drive Trust, and Annapolis Development, LLC, each having an address at 500 Chesterfield Parkway, Malvern, Pennsylvania 19355 (collectively, “Seller”) and Greenfield Real Estate, LLC, having an address at 50 North Water Street, South Norwalk, Connecticut 06854 (“Buyer”).

BACKGROUND

WHEREAS, Seller and Buyer entered into that certain Agreement of Sale and Purchase, dated November 7, 2013, as amended by that certain First Amendment to Agreement of Sale and Purchase, dated December 4, 2013 (collectively, the “Agreement”) for the Property (as defined in the Agreement); and

WHEREAS, Seller and Buyer now desire to amend the Agreement to amend Schedule 2(d), the Additional Deposit, the Due Diligence Period, the First Settlement Date, the Second Settlement Date, the definition of the First Settlement Property and the definition of the Second Settlement Property, to provide for a credit against the Purchase Price to Buyer and to clarify the agreement of the parties as to payment of Pennsylvania transfer tax in connection with the portions of the Property subject to ground leases.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Seller and Buyer agree that the Agreement is hereby amended as follows:

1.                                      Defined Terms.  All capitalized terms used but not defined in this Second Amendment shall have the same meanings as set forth in the Agreement.

2.                                      Definitions of First Settlement Property and Second Settlement Property.  The last paragraph of Section 1 of the Agreement is amended and restated in its entirety as follows:

“The Florida Property, the Minnesota Property and all of the Pennsylvania Property except for that portion of the Pennsylvania Property located at 414 Commerce Drive, Fort Washington, Pennsylvania (the “Pennsylvania Second Settlement Property”) are referred to herein collectively as the “First Settlement Property”; the Maryland Property, the New Jersey Property and the Pennsylvania Second Settlement Property are referred to herein collectively as the “Second Settlement Property.”

3.                                      Additional Deposit.  The first sentence of Section 2(a)(ii) is hereby deleted in its entirety and the following substituted in lieu thereof:

“Twenty-Four Million and no/100 Dollars ($24,000,000) (the “Additional Deposit”) by wire transfer of immediately available funds to Escrow Agent which Buyer shall deliver to Escrow Agent on the date of the First Settlement provided Buyer does not elect to terminate this Agreement prior to the expiration of the Due Diligence Period.”

4.                                      Schedule 2(d).  Schedule 2(d) attached to the Agreement is amended by reducing the allocation of the Pennsylvania Property by $2,100,000 and adding an allocation for the Pennsylvania Second Settlement Property in the amount of $2,100,000.

5.                                      Settlement.  The first two sentences of Section 3 of the Agreement are amended and restated in their entirety as follows:

“Settlement on the sale and purchase of the First Settlement Property (the “First Settlement”) shall be held on December 23, 2013.  Settlement on the sale and purchase of the Second Settlement Property (the “Second Settlement”) shall be held on January 29, 2014, or on such earlier date as Buyer and Seller may mutually agree.”

6.                                      Due Diligence Period Expiration.  The first sentence of Section 6(b) of the Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

“Buyer shall have a period from the Effective Date through December 18, 2013 (the “Due Diligence Period”) to conduct due diligence investigations and analysis of the Property and all information pertaining to the Property.”

7.                                      Repair Credit.  At the time of the First Settlement, Seller shall credit the amount of $7,750,000 against the Purchase Price to reimburse Buyer for the agreed-upon cost of repairs and improvements to the Property Buyer has determined will be necessary.

8.                                      Payment of Transfer Taxes On Properties Subject to Ground Leases.  Buyer and Seller shall each pay one-half (½) of any applicable Pennsylvania transfer taxes payable by Seller or Buyer in connection with the transfer of those portions of the Property currently subject to a ground lease (as described in Section 25 of this Agreement), including any transfer tax attributable to (a) any assignment of Seller’s rights under any existing sale contract to Buyer or Buyer’s assignee, (b) any acquisition by Buyer or Buyer’s assignee from the ground lessor, or (c) any termination of the existing ground lease.

9.                                      Ratification of Agreement.  The Agreement, as amended by this Second Amendment, shall constitute the entire agreement of Seller and Buyer.  Except as amended by this Second Amendment, the Agreement shall be unmodified and shall remain in full force and effect.

10.                               Binding Effect.  This Second Amendment shall be binding upon, and shall inure to the benefit of Seller and Buyer, and their respective permitted successors and assigns.

11.                               Headings.  The headings in this Second Amendment are inserted for convenience of reference only; they form no part of this Second Amendment and shall not affect its interpretation.

12.                               Governing Law.  This Second Amendment shall be construed in accordance with the laws of the Commonwealth of Pennsylvania.

13.                               Counterparts.  This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Second Amendment by facsimile or electronic format (such as a pdf) shall be equally as effective as delivery of a manually executed counterpart of this Second Amendment.

[SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Second Amendment to be duly executed, under seal, as of the day and year first written above.

SELLER:

LIBERTY PROPERTY LIMITED PARTNERSHIP

By:	Liberty Property Trust, its sole general partner

	By:	/s/ Michael T. Hagan
Name: Michael T. Hagan
Title: Executive Vice President and Chief Investment Officer

	By:	/s/ George J. Alburger, Jr.
Name: George J. Alburger, Jr.
Title: Chief Financial Officer

LIBERTY PROPERTY DEVELOPMENT CORP.

	By:	/s/ Michael T. Hagan
Name: Michael T. Hagan
Title: Executive Vice President and Chief Investment Officer

	By:	/s/ George J. Alburger, Jr.
Name: George J. Alburger, Jr.
Title: Chief Financial Officer

9755 PATUXENT WOODS DRIVE TRUST

By:	Liberty Delaware, LLC, its managing trustee
By:	Liberty Property Limited Partnership, its sole member
By:	Liberty Property Trust, its sole general partner

	By:	/s/ Michael T. Hagan
Name: Michael T. Hagan
Title: Executive Vice President and Chief Investment Officer

	By:	/s/ George J. Alburger, Jr.
Name: George J. Alburger, Jr.
Title: Chief Financial Officer

ANNAPOLIS DEVELOPMENT, LLC

By:	Liberty Property Limited Partnership, it sole general partner
By:	Liberty Property Trust, its sole general partner

	By:	/s/ Michael T. Hagan
Name: Michael T. Hagan
Title: Executive Vice President and Chief Investment Officer

	By:	/s/ George J. Alburger, Jr.
Name: George J. Alburger, Jr.
Title: Chief Financial Officer

BUYER:

GREENFIELD REAL ESTATE, LLC

By:	/s/ Barry P. Marcus
Name: Barry P. Marcus
Title: Senior Vice President